Exhibit 99.1

February 1, 2020

Dear Shareholder:

We are pleased to enclose (unless you have direct deposit) your February 1, 2020, dividend of $0.11 per common share. 2019 has been a good year and we continue to go through the exercise to balance the retention of capital to be used for growth and the total return (dividend plus stock appreciation) to you, our shareholder. Our stock price as of December 31, 2019 was $24.00 compared to $17.42 on December 31, 2018. This is a 37.77% increase in value year to date.

Our fourth quarter 2019 earnings will be released on February 7, 2020 and earnings will be posted to our corporate website at CIVB.com.

We continue to be focused on increasing earnings and on enhancing the customer experience. We are consistently outperforming our peers as it relates to financial performance and it is our goal to provide a superior value at a competitive price.

At Civista, we strive to differentiate ourselves by providing an exceptional customer experience. We are investing in technology and resources to improve communications, providing customers greater ease in accessing information.

You will be receiving your annual report and proxy by mid-March. In it, I will provide you with more detail and narrative on our 2019 performance. As always, I encourage you to read the material and to vote your shares. Your votes and comments are important. I do look at them.

The annual shareholders meeting is April 21, 2020 at 10 AM at the Firelands Campus, BGSU in Huron, Ohio. We hope to see you there.

If you have questions, a call is always welcomed.

Sincerely,

CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.